EXHIBIT 7.1
CONSENT OF TERMINATION
     Each of the undersigned parties, pursuant to Section 6 of the Investors’ Agreement dated as of July 10, 2009 (the “Agreement”), mutually agree to terminate the Agreement as of July 14, 2009. SMH Capital Advisors, Inc. hereby authorizes Robert Scott Nieboer to file an amendment to the Schedule 13D to reflect this termination.

SMH CAPITAL ADVISORS, INC.
By:	/s/ Jeff Cummer
Jeff Cummer, President

TRACE PARTNERS, L.P.
By:	Trace Management, LLC, its general partner

By:	/r/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

CURTISWOOD CAPITAL, LLC
By:	/r/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

TRACE MANAGEMENT, LLC
By:	/r/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

/r/ Robert Scott Nieboer
Robert Scott Nieboer